Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Strategic Diagnostics Inc.:

We consent to the use of our report dated April 15, 2013, with respect to the consolidated balance sheets of Strategic Diagnostics Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Baltimore, Maryland
June 26, 2013